Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp announced filing its 10-Q for Q3-2025 reflecting 71% and 41% increases in Net Recognized Revenue compared to the corresponding three and nine month periods in 2024, and a 17% and 19% decrease in Total Operating Expenses compared to the same periods, with strong growth in customer enrollments and user completions

November 14, 2025, Atlanta, Georgia, United States: Trust Stamp (Nasdaq: IDAI) announced that:
1.It filed its Q3 10-Q report for the nine months ended September 30, 2025 after the Nasdaq market closed on November 14, 2025.
2.Net recognized revenue for the three months ended September 30, 2025 was $0.87 million, an increase of 71% from $0.51 million for the corresponding period in 2024. An additional $0.23 million of revenue was received from QID and fully earned but subject to deferred recognition under ASC 606. The majority of the increase ($313 thousand) was attributable to the Company's S&P 500 bank customer resulting from the Company entering into a contract amendment and extension with this customer extending the term until May 31, 2031 (subject to a right for the customer to cancel for convenience on 6 months notice), with minimum gross revenue exceeding $12.7 million. It included changes to the fee structure as well as new feature development and platform updates.
3.Net recognized revenue for the nine months ended September 30, 2025 was $2.23 million, a 41% increase from $1.59 million for the nine months ended September 30, 2024, with an additional $0.23 million of revenue received from QID and fully earned but subject to deferred recognition under ASC 606. As of September 30, 2025, the Company had total received but deferred revenue of $0.33 million. The majority of the increase ($420 thousand) was attributable to the contract amendment with the S&P 500 bank customer.
4.Revenue for the three and nine months ended September 30, 2025, while significantly increased, undershot the Company's original projections due to delays in customer implementation for the QID contract. The Company was able to redirect assigned resources to product development and improvements and new customer onboarding.
5.Total Operating Expenses were $2.64 million and $7.85 million for the three and nine months ended September 30, 2025, compared to $3.19 million and $9.74 million for the corresponding periods in 2024, representing 17% and 19% reductions between the respective periods in 2025 and 2024.
6.Basic and diluted net loss per share were $0.72 and $2.28 per share for the three and nine months ended September 30, 2025, compared to $1.06 and $7.33 for the corresponding periods in 2024.
7.Cash and Cash Equivalents as of September 30, 2025 were $5,372,021 which, with receivables and prepaid expenses, resulted in Total Current Assets of $7,065,774.
Trust Stamp also announced that as of the date of this release, a total of 97 financial institutions with over $348 billion in assets have been onboarded via FIS, bringing the total number of customers either fully implemented or currently implementing the Orchestration Layer to 110. Importantly, over the nine months ended September 30, 2025, transaction starts for FIS-related institutions have increased 247% and customer completion rates increased by over 30%.

Inquiries
Investors:	shareholders@truststamp.ai

About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.
With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.